Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the September 15, 2014 Performance Share Plan for Employees and the September 15, 2014 Performance Share Plan for Members of the Leadership Team of our reports dated March 21, 2014, with respect to the consolidated financial statements of Alcatel-Lucent and subsidiaries and the effectiveness of internal control over financial reporting of Alcatel-Lucent and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres
Ernst & Young et Autres
Represented by Jean-Francois Ginies

Paris-La Défense, France
December 17, 2014